Exhibit 99.1
***FOR IMMEDIATE RELEASE***
Saia, Inc. Reports Fourth Quarter 2010 Results
Revenues were $224 million, an increase of 11% from prior year quarter
JOHNS CREEK, GA — January 31, 2011 — Saia, Inc. (NASDAQ: SAIA), a leading multi-regional less-than-truckload (“LTL”) carrier (the “Company”), today reported fourth quarter 2010 results. Earnings per share were $0.04 compared to losses of $0.31 from continuing operations in the prior year quarter. Fourth quarter revenue was $224 million, up 11 percent from the prior year quarter, reflecting enhanced yield and increased tonnage. Operating income was $1.8 million compared to the prior year quarter operating loss of $3.6 million from continuing operations. Fourth quarter 2009 results included $3.9 million in reduced expenses due to a change in vacation policy.
Fourth quarter 2010 highlights include:
•	LTL tonnage per workday increased 6.1% over the prior year quarter

•	LTL yield increased 5.4% over the prior year quarter due to pricing actions and increased fuel surcharge

•	Operating ratio was 99.2 vs. 101.8 in the prior year quarter, which included the impact of the favorable vacation adjustment equating to 1.9 operating points

•	Recognition of alternative fuel tax credit of $0.06 per share.
“Our continued focus on measured pricing actions contributed to meaningful improvement in operating results and cash flow compared to the difficult environment of 2009. The combination of tonnage growth, increasing yield and Saia’s continued aggressive cost performance resulted in a significant improvement in our fourth quarter operating ratio. While margins remain short of historical levels and targeted returns, I am directionally pleased with the progress and encouraged by identified opportunities and industry fundamentals as we move into 2011,” said Rick O’Dell, President and Chief Executive Officer.
Revenue for the full year 2010 was $903 million, an increase of 6 percent from 2009. Operating income for 2010 was $12.1 million, compared with an operating loss of $3.7 million from continuing operations in 2009. Net income was $2.0 million in 2010 compared to a loss of $9.0 million from continuing operations in 2009. Earnings per share were $0.12 in 2010 compared to losses per share of $0.67 from continuing operations in 2009.
2010 highlights are summarized as follows:
•	LTL tonnage per workday increased 2.9% over 2009

•	LTL yield increased 2.9% over 2009 primarily due to the impact of higher fuel surcharge

•	Operating ratio from continuing operations was 98.7 vs. 100.4 in the prior year.

Saia, Inc. Fourth-Quarter 2010 Earnings

“During 2010, we continued to focus on our core strategy of building density, customer satisfaction and cost reduction supported by engineered process improvements. I am pleased that improving market fundamentals and customer recognition of our quality service has permitted us to achieve meaningful pricing improvement, particularly in the second half of 2010. I believe we are in the early stages of this yield recovery and expect continued near-term progress. We feel that Saia’s broad coverage, strong service offering, effective marketing, focused pricing discipline and consistent cost execution provide a solid foundation for long-term profitable growth and increased shareholder and customer value as industry dynamics improve,” O’Dell said.
Financial Position and Capital Expenditures
Total debt was $90.0 million at December 31, 2010. Net of the Company’s $29.0 million cash balance at December 31, 2010, net debt to total capital was 22.8 percent. This compares to total debt of $90.0 million and net debt to total capital of 28.6 percent at December 31, 2009.
Net capital expenditures for 2010 were $3 million. This compares to $8 million of capital expenditures in 2009. The Company is planning net capital expenditures in 2011 of approximately $45 million. This level reflects a return to Saia’s normal replacement cycle for tractors and continued investment in technology. This capital expenditure outlook may be reevaluated as tonnage improves or for opportunistic purchases.
Conference Call
Management will hold a conference call to discuss fourth-quarter results today at 11:00 a.m. Eastern Time. To participate in the call, please dial 1-800-776-9057 or 913-312-9321 referencing conference ID #4878983. Callers should dial in five to ten minutes in advance of the conference call. This call will be webcast live via the company web site at www.saia.com. A replay of the call will be offered two hours after the completion of the call through February 7, 2011 at 2:00 p.m. Eastern Time. The replay will be available by dialing 1-888-203-1112 or 719-457-0820.
The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).
Saia, Inc. (NASDAQ: SAIA) is a less-than-truckload provider of regional, interregional and guaranteed services covering 34 states. With headquarters in Georgia and a network of 147 terminals, the carrier employs 7,500 people. For more information, please visit the Investor Relations section of the website at www.saia.com.
The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand the future prospects of a company and make informed investment decisions. This news release contains these types of statements which are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Saia, Inc. Fourth-Quarter 2010 Earnings

Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “may,” “plan,” “predict,” “believe,” “should” and similar words or expressions are intended to identify forward-looking statements. Investors should not place undue reliance on forward-looking statements and the Company undertakes no obligation to update or revise any forward-looking statements. All forward-looking statements reflect the present expectation of future events of our management as of the date of this news release and are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements. These factors, risks, assumptions and uncertainties include, but are not limited to, general economic conditions including downturns in the business cycle; the creditworthiness of our customers and their ability to pay for services; competitive initiatives and pricing pressures, including in connection with fuel surcharge; the Company’s need for capital and uncertainty of the current credit markets; the possibility of defaults under the Company’s debt agreements (including violation of financial covenants); possible issuance of equity which would dilute stock ownership; indemnification obligations associated with the 2006 sale of Jevic Transportation, Inc.; the effect of litigation including class action lawsuits; cost and availability of qualified drivers, fuel, purchased transportation, real property, revenue equipment and other assets; governmental regulations, including but not limited to Hours of Service, engine emissions, the Comprehensive Safety Analysis 2010, compliance with legislation requiring companies to evaluate their internal control over financial reporting, changes in interpretation of accounting principles and Homeland Security; dependence on key employees; inclement weather; labor relations, including the adverse impact should a portion of the Company’s workforce become unionized; effectiveness of Company-specific performance improvement initiatives; terrorism risks; self-insurance claims and other expense volatility; increased costs as a result of recently enacted healthcare reform legislation and other financial, operational and legal risks and uncertainties detailed from time to time in the Company’s SEC filings. As a result of these and other factors, no assurance can be given as to our future results and achievements. A forward looking statement is neither a prediction nor a guarantee of future events or circumstances and those future events or circumstances may not occur.
# # #
CONTACT:	Saia, Inc. Renée McKenzie, Treasurer RMcKenzie@Saia.com 678.542.3910

Saia, Inc. and Subsidiary
Condensed Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)

	December 31,	December 31,
	2010	2009
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$29,045	$8,746
Accounts receivable, net	94,569	87,507
Prepaid expenses and other	29,882	38,300

Total current assets	153,496	134,553

PROPERTY AND EQUIPMENT:
Cost	610,572	615,803
Less: accumulated depreciation	319,634	292,443

Net property and equipment	290,938	323,360

OTHER ASSETS	7,723	8,513

Total assets	$452,157	$466,426

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$37,745	$46,997
Wages and employees’ benefits	19,101	18,793
Other current liabilities	31,777	36,981
Current portion of long-term debt	17,143	—

Total current liabilities	105,766	102,771

OTHER LIABILITIES:
Long-term debt, less current portion	72,857	90,000
Deferred income taxes	39,077	41,867
Claims, insurance and other	28,099	29,107

Total other liabilities	140,033	160,974

SHAREHOLDERS’ EQUITY:
Common stock	16	16
Additional paid-in capital	202,751	201,041
Deferred compensation trust	(2,727)	(2,737)
Retained earnings	6,318	4,361

Total shareholders’ equity	206,358	202,681

Total liabilities and shareholders’ equity	$452,157	$466,426

Saia, Inc. and Subsidiary
Consolidated Statements of Operations
For the Quarters and Years Ended December 31, 2010 and 2009
(Amounts in thousands, except per share data)
(Unaudited)

	Fourth Quarters		Years
	2010	2009	2010	2009
OPERATING REVENUE	$224,432	$202,400	$902,660	$849,141

OPERATING EXPENSES:
Salaries, wages and employees’ benefits	119,014	115,106	481,197	486,473
Purchased transportation	19,796	15,358	80,859	64,728
Fuel, operating expenses and supplies	60,502	51,546	233,771	197,108
Operating taxes and licenses	9,301	8,708	36,981	35,465
Claims and insurance	5,377	5,796	21,870	29,812
Depreciation and amortization	8,686	9,523	36,159	39,342
Operating gains, net	(48)	(45)	(277)	(94)

Total operating expenses	222,628	205,992	890,560	852,834

OPERATING INCOME (LOSS)	1,804	(3,592)	12,100	(3,693)

NONOPERATING EXPENSES:
Interest expense	2,375	3,786	10,602	12,156
Other, net	(88)	(47)	(435)	(208)

Nonoperating expenses, net	2,287	3,739	10,167	11,948

INCOME (LOSS) BEFORE INCOME TAXES	(483)	(7,331)	1,933	(15,641)
Income tax benefit	(1,188)	(3,040)	(24)	(6,605)

INCOME (LOSS) FROM CONTINUING OPERATIONS	705	(4,291)	1,957	(9,036)
Income from discontinued operations, net	—	1,161		1,161

NET INCOME (LOSS)	$705	$(3,130)	$1,957	$(7,875)

Average common shares outstanding — basic	15,730	13,976	15,713	13,423

Average common shares outstanding — diluted	16,135	13,976	16,115	13,423

Basic earnings (loss) per share-continuing operations	$0.04	$(0.31)	$0.12	$(0.67)
Basic earnings per share-discontinued operations	—	0.09	—	0.08

Basic earnings (loss) per share	$0.04	$(0.22)	$0.12	$(0.59)

Diluted earnings (loss) per share-continuing operations	$0.04	$(0.31)	$0.12	$(0.67)
Diluted earnings per share-discontinued operations	—	0.09	—	0.08

Diluted earnings (loss) per share	$0.04	$(0.22)	$0.12	$(0.59)

Saia, Inc. and Subsidiary
Condensed Consolidated Statements of Cash Flows
For the Years Ended December 31, 2010 and 2009
(Amounts in thousands)
(Unaudited)

	Years
	2010	2009
OPERATING ACTIVITIES:
Net cash provided by operating activities	$23,386	$14,088

Net cash provided by operating activities	23,386	14,088

INVESTING ACTIVITIES:
Acquisition of property and equipment	(3,815)	(8,362)
Proceeds from disposal of property and equipment	560	788

Net cash used in investing activities	(3,255)	(7,574)

FINANCING ACTIVITIES:
Repayment of long-term debt	—	(46,500)
Net proceeds from sale of common stock	—	24,868
Proceeds from stock option exercises	168	296
Payment of debt issuance costs	—	(3,493)

Net cash provided by (used in) financing activities	168	(24,829)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	20,299	(18,315)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	8,746	27,061

CASH AND CASH EQUIVALENTS, END OF PERIOD	$29,045	$8,746

Saia, Inc. and Subsidiary
Financial Information
For the Quarters Ended December 31, 2010 and 2009
(Amounts in thousands)
(Unaudited)

					Fourth Quarter
		Fourth Quarter		%	Amount/Workday		%
		2010	2009	Change	2010	2009	Change
Workdays					61	62

Operating ratio		99.2%	101.8%

F/S Revenue	LTL	207,716	188,756	10.0	3,405.2	3,044.4	11.8
	TL	16,715	13,645	22.5	274.0	220.1	24.5
	Total	224,432	202,400	10.9	3,679.2	3,264.5	12.7

Revenue excluding	LTL	207,426	188,376	10.1	3,400.4	3,038.3	11.9
revenue recognition	TL	16,692	13,616	22.6	273.6	219.6	24.6
adjustment	Total	224,118	201,992	11.0	3,674.1	3,257.9	12.8

Tonnage	LTL	863	827	4.4	14.15	13.33	6.1
	TL	166	149	11.4	2.73	2.41	13.2
	Total	1,030	976	5.5	16.88	15.74	7.2

Shipments	LTL	1,536	1,508	1.8	25.17	24.32	3.5
	TL	24	21	10.9	0.39	0.34	12.7
	Total	1,559	1,529	2.0	25.56	24.67	3.6

Revenue/cwt.	LTL	12.01	11.40	5.4
	TL	5.02	4.56	10.0
	Total	10.88	10.35	5.2

Revenue/shipment	LTL	135.08	124.92	8.1
	TL	708.01	640.61	10.5
	Total	143.74	132.08	8.8

Pounds/shipment	LTL	1,124	1,096	2.6
	TL	14,110	14,050	0.4
	Total	1,321	1,276	3.5